Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING ORDINARY SHARES INCLUDING

AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES

OF

TALEND S.A.

PURSUANT TO THE OFFER TO PURCHASE DATED JUNE 11, 2021

BY

TAHOE BIDCO B.V.

AN INDIRECT SUBSIDIARY

OF

TAHOE ULTIMATE PARENT, L.P.

AN AFFILIATE OF THOMA BRAVO FUND XIV GLOBAL, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 28, 2021, UNLESS THE OFFER IS EXTENDED.

June 11, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Purchaser”) and an indirect subsidiary of Tahoe Ultimate Parent, L.P., a limited partnership organized under the laws of the Cayman Islands (“Parent”), to act as information agent (the “Information Agent”) in connection with the offer by Purchaser to purchase all of the outstanding ordinary shares, nominal value €0.08 per share (each, an “Ordinary Share,” and collectively, the “Ordinary Shares”), including American Depositary Shares representing Ordinary Shares (each of which represents one Ordinary Share) (each, an “ADS,” and collectively, the “ADSs”) of Talend S.A., a société anonyme organized under the laws of France (“Talend”), for U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 11, 2021 (together with any amendments or supplements thereto, the “Offer to Purchase”) and American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with the Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1. The Offer to Purchase, dated as of June 11, 2021;

2. A printed copy of a letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer;

3. The ADS Letter of Transmittal (for informational purposes only) with enclosed Internal Revenue Service (“IRS”) Form W-9;

4. A Notice of Guaranteed Delivery, to be used by ADSs holders to accept the Offer if the procedures set forth in the Offer to Purchase to tender ADSs cannot be completed prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below); and

5. Talend’s Solicitation/Recommendation Statement on Schedule 14D-9.

Your attention is directed to the following:

1. The Offer commenced on June 11, 2021 and will expire at 5:00 p.m., New York City time, on July 28, 2021, unless the Offer is extended (the latest time and date at which the Offer will expire, the “Expiration Date”).

2. The Offer is being made for all Ordinary Shares and ADSs.

3. The Offer is subject to the satisfaction or waiver of various conditions as described in the section “The Tender Offer—Conditions of the Offer” of the Offer to Purchase.

4. Purchaser will not pay any fees or commissions to any broker, dealer or person (other than certain parties as described in the section “The Tender Offer—Fees and Expenses” of the Offer to Purchase) for soliciting tenders of ADSs pursuant to the Offer. Banks, brokers, dealers and other nominees may, upon request, be reimbursed by Purchaser for customary mailing, handling and out of pocket expenses incurred by them in forwarding materials relating to the Offer to their customers.

5. Under no circumstances will Purchaser pay interest on the consideration paid for ADSs pursuant to the Offer, regardless of any delay in making such payment (see “The Tender Offer—Terms of the Offer—Consideration and Payment” of the Offer to Purchase).

6. If a holder of ADSs that is a U.S. person for U.S. federal income tax purposes does not provide a properly completed IRS Form W-9 that is signed under penalties of perjury, and which includes the holder’s correct Taxpayer Identification Number (which generally is the holder’s social security or federal employer identification number), or does not otherwise establish an exemption, such holder may be subject to required backup U.S. federal income tax withholding (currently at a rate of 24%) of the gross proceeds payable to such holder in exchange for its ADSs. A copy of IRS Form W-9 is included with the ADS Letter of Transmittal. A tendering holder of ADSs that is not a U.S. person may establish such holder’s exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, signed under penalties of perjury, which Equiniti Trust Company (the “ADS Tender Agent”) will provide upon request and which may be obtained from the IRS on its Internet website: www.irs.gov (see “The Tender Offer—Procedures for Tendering into the Offer—Backup United States Federal Income Tax Withholding” of the Offer to Purchase).

7. To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the ADS Tender Agent at one of its addresses set forth at the end of the Offer to Purchase as soon as possible and in any event before 5:00 p.m., New York City time, on the Expiration Date.

a. In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs into the Offer, the ADSs must be tendered by a securities intermediary of the ADS holder before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into its account at The Depository Trust Company and (ii) an Agent’s Message (as defined in the section “The Tender Offer—Procedures for Tendering into the Offer” of the Offer to Purchase).

b. Holders of ADSs that cannot deliver such ADSs and all other required documents to the ADS Tender Agent before 5:00 p.m., New York City time, on the Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures as described in the section “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures” of the Offer to Purchase.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT, THE ADS DEPOSITARY, THE ADS TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

You may request additional information or copies of the Offer to Purchase and ADS Letter of Transmittal from us as Information Agent at our address and telephone numbers set forth below.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

Holders may call toll-free:

(800) 322-2885 (from the U.S. and Canada)

From outside the U.S. and Canada:

(212) 929-5500

Email (for material requests only):

tenderoffer@mackenziepartners.com